UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2009
Carriage Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-11961 (Commission File Number)	76-0423828 (I.R.S. Employer Identification Number)
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056
(Address of principal executive offices, including zip code)
(713) 332-8400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
     The disclosure contained in Item 2.03 of this Current Report on Form 8-K is hereby incorporated into this Item 1.01 by reference.
Section 2 — Financial Information
Item 2.02 Results of Operations and Financial Condition.
     In the press release dated November 5, 2009, Carriage Services, Inc. (the “Company”) announced that the Company entered into a Seventh Amendment to its Credit Agreement, dated April 27, 2005. A copy of the press release issued by the Company is attached hereto as Exhibit 99.1 and incorporated by this reference. The information in this Item 2.02 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant
     On November 4, 2009, the Company entered into a Seventh Amendment (the “Seventh Amendment”) to its Credit Agreement, dated April 27, 2005 (the “Credit Agreement”), with its lenders, Bank of America, N.A. (“BofA”) and Wells Fargo Bank, N.A. (“Wells Fargo”), with BofA as its Administrative Agent, Swing Line Lender, and L/C issuer, and Wells Fargo as its Syndication Agent. The Seventh Amendment is effective on and as of November 4, 2009 (provided, however, that Section 1(i) of the Seventh Amendment and subclause (2) of Section 1(i) of the Seventh Amendment shall be effective as of April 27, 2005).
     Maximum Aggregate Commitments are collateralized by all personal property and funeral home real property in certain states. Borrowings under the Credit Agreement bear interest at either prime or LIBOR options. The Credit Agreement is undrawn, except for $100,000 in standby letters of credit at November 4, 2009.
     The purpose of the Seventh Amendment was to: (1) amend the Maximum Aggregate Commitments under the Credit Agreement from $20.0 million to $40.0 million, (2) provide the Company, on not more than two occasions, the opportunity to request an increase in the Aggregate Commitments by an aggregate amount not exceeding, $20.0 million, (3) extend the maturity date to November 4, 2012, (4) amend the Maximum Leverage Ratio to permit the Leverage Ratio of Senior Debt to EBITA as of the end of any period of four consecutive fiscal quarters of the Company to increase from 3.75 to 1.00 presently to 4.00 to 1.00, (5) include Real Property Collateral on businesses acquired in the States of California, Connecticut and Texas since April 27, 2005 and (6) to revise the applicable rates as follows:

Applicable Rate
			Eurodollar
			Rate +
Pricing		Commitment	Letters of
Level	Leverage Ratio	Fee	Credit	Base Rate +
1	Less than or equal to 2.75 to 1.00	0.500	3.000	2.000
2	Less than or equal to 3.75 to 1.00 but greater than 2.75 to 1.00	0.500	3.500	2.500
3	Greater than 3.75 to 1.00	0.625	4.000	3.000
     The Company determined to increase the Maximum Aggregate Commitments amount to provide financing for acquisitions and other general corporate purposes. Carriage expects to report full compliance with all of the financial covenants set forth in the Seventh Amendment and the Credit Agreement for its third fiscal quarter ending on September 30, 2009.

     During the fourth quarter of fiscal year 2009, the Company expects to incur a charge for the loss on early extinguishment of debt of approximately $72,000 to write-off the remaining unamortized fees on the prior amendments to the Credit Agreement. The fees related to the Seventh Amendment will be approximately $380,000 and will be amortized over the life of the amendment.
     In addition to historical information, this Current Report contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include any projections of cash balances and cash flows, expenses, debt levels or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the ability to negotiate a future credit facility; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “project”, “forecast”, “plan”, “anticipate” and any other similar words.
     The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Seventh Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits
     (d) Exhibits

Exhibit Number	Title of Document

10.1	Seventh Amendment to Credit Agreement, dated as of November 4, 2009 and effective as of November 4, 2009, by and among the Company, BofA, and Wells Fargo.

99.1	Press release dated November 5, 2009, announcing the Seventh Amendment to the Credit Agreement, dated April 27, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIAGE SERVICES, INC.
November 5, 2009	By:	/s/ Terry E. Sanford
Terry E. Sanford
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Title of Document

10.1	Seventh Amendment to Credit Agreement, dated as of November 4, 2009 and effective as of November 4, 2009, by and among the Company, BofA, and Wells Fargo.

99.1	Press release dated November 5, 2009, announcing the Seventh Amendment to the Credit Agreement, dated April 27, 2005.